Exhibit 99.1

FOR IMMEDIATE RELEASE

UNIVERSAL AMERICAN CORP. ANNOUNCES THE TIMING OF THE CLOSING OF THE CVS/CAREMARK TRANSACTION AND REPORTS FIRST QUARTER 2011 RESULTS

Rye Brook, NY — April 27, 2011 — Universal American Corp. (NYSE: UAM) (the “Company” or “Universal American”) today announced the timing of the closing of the CVS/Caremark transaction and financial results for the quarter ended March 31, 2011.

CVS/Caremark Transaction

•                  Expected to close on Friday, April 29, 2011 subject to completion of customary closing conditions.

•                  Shareholders will receive $14.00 in cash and one (1) share of new Universal American Corp. (“New Universal American”) for each share of Universal American stock owned.

•                  New Universal American will issue $40 million of 8.5% Mandatorily Redeemable Preferred stock, the proceeds of which will be used to repay existing indebtedness of Universal American at the closing.

First Quarter 2011 Results

•                  Net loss was $32.2 million, or $0.41 per share.

•                  Revenues decreased 18% to $1.2 billion as compared to the first quarter of 2010.

2011 Pro Forma Information for New Universal American

•                  After the closing as of April 30, 2011, New Universal American is projected to have a total of approximately $610 million of statutory capital in its subsidiaries and cash at the parent company, $40 million of preferred stock and no additional debt outstanding.

•                  Medicare Advantage membership was approximately 173,000 as of March 31, 2011 and is expected to decrease by normal attrition through the balance of the year, resulting in total projected revenues for 2011 of between $2.2 and $2.3 billion.

CVS/Caremark Transaction

We expect to close the sale of our Medicare Part D business to CVS Caremark (the “Part D Transaction”) on Friday April 29, 2011.  Shareholders as of the close of trading on April 29, 2011 will receive $14.00 in cash and one share of New Universal American, a Delaware corporation that will own and operate all of Universal American’s non-Medicare Part D businesses, including the Medicare Advantage and Traditional Insurance businesses.  At the closing, New Universal American will be renamed “Universal American Corp.” and its shares will be listed on the New York Stock Exchange and trade under the ticker symbol: UAM. Trading in Universal American is expected to cease on the NYSE as of 4:00 p.m. on April 29, 2011 and trading in New Universal American is expected to begin on Monday, May 2, 2011. At the special meeting on April 27, 2011, our shareholders approved the Part D Transaction.  Of the shares voted at today’s special meeting, over 99% were cast in favor of the transaction, representing approximately 89% of the total shares outstanding and entitled to vote.

The combination of the cash payment received by shareholders plus the fair market value of the shares of New Universal American will be treated as taxable proceeds to shareholders.

In connection with the closing of the Part D Transaction, Universal American intends to make an election under Section 338(h)(10) of the Internal Revenue Code to realize its higher tax basis in the assets of New Universal American.  In order to qualify to make the Section 338(h)(10) election, and increase cash proceeds to shareholders, Universal American intends to sell $40 million of New Universal American preferred stock at the closing of the Part D Transaction.  The proceeds from the sale of the preferred stock will be used to pay a portion of the existing indebtedness of Universal American at the closing, thereby increasing the cash payment to shareholders. New Universal American will receive no proceeds from the sale of the preferred stock.  The preferred stock, which has been fully subscribed, will pay cash dividends at the rate of 8.5% per annum and will be mandatorily redeemable on the six year anniversary of the issue date.  The preferred stock will be reported as a liability of New Universal American and the dividends will be reported as interest expense.

Results of First Quarter 2011

We reported a net loss for the first quarter of 2011 of $32.2 million, or $0.41 per share, which includes a non-recurring tax benefit of $0.5 million, or $0.01 per share, and after-tax net realized losses of $0.2 million, or less than $0.01 per share. The results for the first quarter include $3.5 million, or $0.05 per share, after-tax, of unfavorable net prior period items.

This compares to reported net income of $1.4 million, or $0.02 per share, in the first quarter of 2010, which included a non-recurring tax benefit of $2.3 million, or $0.03 per share, after-tax net realized losses of $0.2 million, or less than $0.01 per share and $7.8 million, or $0.10 per share, after-tax of favorable net prior period items.

Total revenues for the first quarter of 2011 were $1.2 billion compared to $1.5 billion in the first quarter of 2010, an approximately 18% decline, largely as a result of the decrease in Medicare Advantage members discussed below.

Medicare Advantage

	Three Months Ended March 31,
Financial Performance ($ in millions)	2011	2010

Revenue	$519.0	$785.0

Operating Income	$6.4	$47.6

The decline in operating income for the first quarter of 2011 as compared to the first quarter 2010 was attributable to lower membership and an increase in both the medical benefit ratio (“MBR”), partially related to negative prior period development, and administrative expenses in part driven by costs to address the issues raised by the CMS sanctions.

Membership declined to approximately 173,000 at the end of the first quarter 2011 due to network requirements of the MIPPA legislation, lapsation and the limited ability to add new members during the 2011 Annual Election Period (AEP) as a result of the CMS sanction.

In the first quarter of 2011, our Medicare Advantage MBR was 84.9% as compared to 82.7% for the same period in 2010.  Our Medicare Advantage MBR for the first quarter of 2011 included unfavorable prior period adjustments of $2.2 million, pre-tax, compared to favorable prior period adjustments of $16.4 million, pre-tax, in the first quarter of 2010. Excluding these prior period adjustments, the MBR was 84.3% for the first quarter of 2011 and 84.4% for the first quarter of 2010.

The administrative expense ratio in the first quarter of 2011 was 15.4% compared to 12.1% in the first quarter of 2010, largely due to the reduction in premium revenue and the incurrence of approximately $4 million of external consulting and remediation costs to address the issues raised by the CMS sanctions.  We have embarked on an aggressive program to reduce administrative expenses in our Medicare Advantage segment to rationalize our costs based on the reduction in membership.

The Company is working diligently to resolve the issues that resulted in the CMS sanctions, including agent oversight and market conduct issues, as quickly as possible.

Medicare Part D

	Three Months Ended March 31,
Financial Performance ($ in millions)	2011	2010

Revenue	$647.7	$644.2

Operating Loss	$(43.4)	$(32.0)

The increase in our Part D operating loss for the first quarter of 2011 was attributable to an increased MBR of 98.4% for the first quarter of 2011 compared to 97.8% in the same period in 2010, and to a higher expense ratio, 8.3% in the first quarter of 2011 compared to 7.3% in the same period of 2010.  Our Part D operating loss for the first quarter of 2011 included $2.4 million, pre-tax, of unfavorable net prior period items.  Membership decreased year-over-year by approximately 1.5% to nearly 1.85 million members, driven mainly by the suspension of one-time auto-assigned dual eligible members in 2010 for the 2011 plan year.

Traditional Insurance

	Three Months Ended March 31,
Financial Performance ($ in millions)	2011	2010

Revenue	$74.6	$80.3

Operating Loss	$(0.1)	$(5.7)

Our Traditional Insurance segment operating loss declined year-over-year due to improved benefit and expense ratios and higher net investment income, offset by lower revenue due to lower in-force membership. In the first quarter of 2011, our Traditional Insurance operating loss included unfavorable prior period adjustments of $1.0 million, pre-tax.

Corporate & Other

	Three Months Ended March 31,
Financial Performance ($ in millions)	2011	2010

Revenue	$0.7	$3.5

Operating Loss	$(14.4)	$(11.1)

Our Corporate & Other segment operating loss was $3.3 million higher than the first quarter of 2010 primarily related to $2.1 million of transaction related costs for the Part D Transaction.  We have launched an aggressive program in the Corporate & Other segment to reduce administrative expenses to levels that are commensurate with a smaller organization.

Investment Portfolio

Universal American’s $1.4 billion portfolio of cash and invested assets, as of March 31, 2011, has the following characteristics:

•                  Approximately $319 million of cash and cash equivalents are primarily invested in U.S. Government money market funds

•                  The average credit quality of the longer term fixed-income portfolio is AA, with 58% invested in securities rated AA or higher

•                  Less than 1% of the portfolio is non-investment grade

A complete listing of our investment portfolio is available for review in the financial supplement located in the Investors — Financial Reports section of our website, www.UniversalAmerican.com.

Balance Sheet and Liquidity

Total assets were $3.6 billion as of March 31, 2011, compared with $3.7 billion at December 31, 2010. Total cash and investments were $1.4 billion at March 31, 2011, compared to $1.5 billion at December 31, 2010.  Total policyholder liabilities were $1.4 billion at March 31, 2011, compared to $1.5 billion at December 31, 2010.  Stockholders’ equity as of March 31, 2011, was $1.5 billion, unchanged from December 31, 2010.  Book value per common share decreased to $18.32 from $18.81 per common share, at December 31, 2010.

As of March 31, 2011, we had unregulated cash of $59.2 million and access to $150 million under our existing credit facility, which expires in September 2012 and will be repaid as part of the Part D Transaction. The ratio of debt to total capitalization, excluding the effect of Accumulated Other Comprehensive Income (Loss) and including Universal American’s trust preferred as debt was 18.9% at March 31, 2011 compared to 18.6% at December 31, 2010.  For more information, please see the discussion of Non-GAAP Financial Measures contained in the Supplemental Financial Information at the end of this press release.

New Universal American Pro Forma Information

After the closing, as of April 30, 2011, New Universal American is projected to have a total of approximately $610 million of statutory capital in its subsidiaries and cash at the parent company, $40 million of preferred stock and no additional debt outstanding.  After the closing, as of April 30, 2011 pro forma stockholders’ equity is expected to be approximately $968 million and pro forma book value per common share is expected to be approximately $11.87 per common share.

We expect that our Medicare Advantage membership of approximately 173,000 as of March 31, 2011 will decrease by normal attrition through the balance of the year, resulting in total projected revenues for 2011 of between $2.2 and $2.3 billion.

Conference Call

Universal American will host a conference call at 7:30 a.m. Eastern Time on Thursday, April 28, 2011, to discuss financial results and other corporate developments.  Interested parties may participate in the call by dialing (201) 689-8029. Please call in 10 minutes before the scheduled time and ask for the Universal American call. This conference call will also be available live over the Internet and can be accessed at Universal American’s website at

www.UniversalAmerican.com, and clicking on the “Investors” link in the upper right. To listen to the live call on the website, please go to the website at least 15 minutes early to download and install any necessary audio software. A replay of the call will be available on the investor relations section of the Company’s website for approximately 60 days following the call.

Prior to the conference call, Universal American will make available on its website a 1st Quarter 2011 Investor Presentation and supplemental financial data in connection with its quarterly earnings release. You can access the 1st Quarter 2011 Investor Presentation and supplemental financial data at www.UniversalAmerican.com in the “Investors” section under the “Presentations” and “Financial Reports” sections, respectively.

About Universal American Corp.

Universal American, through our family of healthcare companies, offers health benefit plans designed to promote collaboration among our members and their healthcare professionals. This Healthy Collaboration® improves, each day, the health and well-being of more than two million older and disabled Americans. For more information on Universal American, please visit our website at www.UniversalAmerican.com.

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Forward Looking Statements

This news release and oral statements made from time to time by our executive officers may contain “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA.  Such statements that are not historical facts are hereby identified as forward-looking statements and intended to be covered by the safe harbor provisions of the PSLRA and can be identified by the use of the words “believe,” “expect,” “predict,” “project,” “potential,” “estimate,” “anticipate,” “should,” “intend,” “may,” “will,” and similar expressions or variations of such words, or by discussion of future financial results and events, strategy or risks and uncertainties, trends and conditions in our business and competitive strengths, all of which involve risks and uncertainties.

Where, in any forward-looking statement, we or our management expresses an expectation or belief as to future results or actions, there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished.  Our actual results may differ materially from our expectations, plans or projections.  We warn you that forward-looking statements are only predictions and estimates, which are inherently subject to risks, trends and uncertainties, many of which are beyond our ability to control or predict with accuracy and some of which we might not even anticipate.  These risks and uncertainties include:  the timing to consummate the proposed transaction with CVS Caremark; negative effects from the pendency of the proposed transaction; the risk that a condition to closing of the proposed transaction may not be satisfied; the risk that a regulatory approval that may be required for the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated; the risk that the contemplated transaction does not occur for any other reason; the possibility that costs or difficulties related to the separation of the Medicare Prescription Drug Business will be greater than expected; the risks to “New Universal American,” the newly formed public company that will be distributed to Universal American shareholders as part of the CVS Caremark transaction, on its ability to effectively operate its businesses independently of the Medicare Prescription Drug Business, including its ability to access sufficient sources of capital to fund its operations; the risks to New Universal American’s ability to retain and hire key personnel; the diversion of management time on transaction-related issues and other risks described in the risk factor section of our SEC reports.

We give no assurance that we will achieve our expectations and we do not assume responsibility for the accuracy and completeness of the forward-looking statements.  Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements as a result of many factors, including the risk factors described in the risk factor section of our SEC reports.  A summary of the information set forth in the “Risk Factors” section of our SEC reports and other risks includes, but is not limited to the following:  the recent CMS action suspending marketing to and enrollment of new members in our Medicare Advantage plans could have a material adverse effect on our business, financial condition and results of operations; the recently enacted healthcare legislation and subsequent rules promulgated by CMS could have a material adverse effect on our opportunity for growth and our future results; the potential that CMS and/or other regulators could impose significant fines, penalties or operating restrictions on the Company; we may be unable to execute our plan to respond to the challenges resulting from the passage into law of the Medicare Improvements for Patients and Providers Act of 2008; we are subject to extensive government regulation; compliance with laws and regulations is complex and expensive, and any violation of the laws and regulations applicable to us could reduce our revenues and profitability and otherwise adversely affect our operating results; changes in governmental regulation or legislative reform could also increase our costs of doing business and adversely affect our profitability; our Medicare Advantage business is subject to an annual competitive bidding process that could adversely affect our profitability; our Part D business is subject to an annual competitive bidding process and if we are unable to bid below the benchmark, we could lose our auto-assigned dual eligible members; our reserves may not be adequate; CMS’s risk adjustment payment system and budget neutrality factors make our revenue and profitability difficult to predict and could result in material retroactive adjustments to our results of operations; if we are unable to develop and maintain satisfactory relationships with the providers of care to our members, our profitability could be adversely affected and we may be precluded from operating in some markets; competition in the insurance, healthcare, PBM and pharmacy industries is intense, and if we do not design and price our products properly and competitively, our membership and profitability could decline; reductions in funding for Medicare programs could materially reduce our profitability; if we fail to effectively execute our Medicare initiatives and our other operational and strategic initiatives, our business could be materially adversely affected; we have incurred and may in the future incur significant expenses in connection with the implementation and expansion of our new Medicare Advantage plans, which could adversely affect our operating results; given the current economic climate, Universal American’s stock and the stock of other companies in the insurance industry may be increasingly subject to stock price and trading volume volatility; we have debt outstanding that contains restrictive covenants which place limitations on how we conduct business; we may be unable to access other sources of financing should we require additional external financing and may be unable to obtain waivers of relevant covenants or, if they arise, defaults under our debt agreements, including as a result of regulatory actions; downgrades in our debt ratings, should they occur, may adversely affect our business, financial condition and results of operations; and other risks referenced from time to time in the Company’s filings with the SEC.  We caution readers not to place undue reliance on these forward-looking statements that speak only as of the date made.  All forward-looking statements included in this news release are based upon information available to Universal American as of the date hereof and we assume no obligation to update or revise any such forward-looking statements.

(Tables to follow)

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

In millions, except per share amounts

(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
Consolidated Results

Net premiums and policyholder fees	$1,227.8	$1,497.4
Net investment income	13.1	10.8
Other income	1.1	4.9
Realized losses	(0.2)	(0.3)
Total revenues	1,241.8	1,512.8

Policyholder benefits	1,126.8	1,334.8
Change in deferred acquisition costs	2.3	3.0
Amortization of present value of future profits	5.2	5.9
Commissions and general expenses, net of allowances	159.2	170.5
Total benefits and expenses	1,293.5	1,514.2

Loss before income taxes	(51.7)	(1.4)

Benefit from income taxes (1)	19.5	2.8

Net income / (Loss)	$(32.2)	$1.4

Per Share Data (Diluted)
Net income / (Loss)	$(0.41)	$0.02

Weighted Average Shares Outstanding	78.5	78.1

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

In millions, except per share amounts

(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
Income (Loss) before Taxes by Segment

Medicare Advantage	$6.4	$47.6
Medicare Part D	(43.4)	(32.0)
Traditional Insurance	(0.1)	(5.7)
Corporate & Other	(14.4)	(11.1)
Realized Losses	(0.2)	(0.3)

Loss before taxes	$(51.7)	$(1.4)

March 31, 2011
BALANCE SHEET DATA
Total cash and investments	$1,349.4
Total assets	$3,558.7
Total policyholder related liabilities	$1,383.4
Total reinsurance recoverable (ceded policyholder liabilities)	$708.9
Outstanding bank debt	$232.0
Other long term debt	$110.0
Total stockholders’ equity	$1,466.0
Book value per common share	$18.32
Diluted weighted average shares outstanding-year to date	78.5

Non-GAAP Financial Measures *
Total stockholders’ equity (excluding AOCI) *	$1,468.6
Diluted book value per common share (excluding AOCI) * (2)	$18.15
Debt to total capital ratio (excluding AOCI) * (3)	18.9%

	Three Months Ended
	March 31,
	2011	2010

Adjusted net loss (4)	$(32.5)	$(0.7)
Per share (diluted) — Adjusted net loss	$(0.42)	$(0.01)

*            Non-GAAP Financial Measures - See supplemental tables on the following pages of this release for a reconciliation of these items to financial measures calculated under U.S. generally accepted accounting principles (GAAP).

(1)     The effective tax rate was a benefit of 37.7% for the first quarter of 2011, and a benefit of 198.3% for the first quarter of 2010. The decrease in the effective rate for the quarter ended March 31, 2011 is due to the recording of $2.3 million of non-recurring tax benefits during the first quarter of 2010 compared to $0.5 million on the same period of 2011.  Excluding these non-recurring tax benefits, the effective tax rate was a benefit of 36.8% for the first quarter of 2011 and 36.9% for the first quarter of 2010.

(2)     Diluted book value per common share (excluding AOCI) represents Total Stockholders’ Equity, excluding accumulated other comprehensive income (loss) (“AOCI”), plus assumed proceeds from the exercise of vested, in-the-money options, divided by the total shares outstanding plus the shares assumed issued from the exercise of vested, in-the-money options.

(3)     The Debt to Total Capital Ratio (excluding AOCI) is calculated as the ratio of the sum of the Outstanding Bank Debt and Other Long Term Debt to the sum of Stockholders’ Equity (excluding AOCI) plus Outstanding Bank Debt plus Other Long Term Debt.

(4)     Adjusted net income is calculated as net income excluding realized losses and the non-recurring tax benefit.

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions, except per share amounts

(Unaudited)

Universal American uses both GAAP and non-GAAP financial measures to evaluate the Company’s performance for the periods presented in this press release. You should not consider non-GAAP measures to be an alternative to measurements required by GAAP. Because Universal American’s calculation of these measures may differ from the calculation of similar measures used by other companies, investors should be careful when comparing Universal American’s non-GAAP financial measures to those of other companies. The key non-GAAP measures presented in our press release, including reconciliation to GAAP measures, are set forth below.

	March 31, 2011	December 31, 2010
Total Stockholders’ Equity (excluding AOCI)
Total stockholders’ equity	$1,466.0	$1,502.7
Plus: Accumulated other comprehensive loss	2.6	2.5

Total stockholders’ equity (excluding AOCI)	$1,468.6	$1,505.2

Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating growth in equity on both an absolute dollar basis and on a per share basis, as well as in evaluating the ratio of debt to total capitalization. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive loss, do not relate to the performance of Universal American’s core business operations.

	March 31, 2011	December 31, 2010
Diluted Book Value per Common Share
Total stockholders’ equity	$1,466.0	$1,502.7
Proceeds from assumed exercises of vested options	47.2	37.2
	$1,513.2	$1,539.9
Diluted common shares outstanding	83.5	83.0

Diluted book value per common share	$18.12	$18.56

Total stockholders’ equity (excluding AOCI)	$1,468.6	$1,505.2
Proceeds from assumed exercises of vested options	47.2	37.2
	$1,515.8	$1,542.4
Diluted common shares outstanding	83.5	83.0

Diluted book value per common share (excluding AOCI)	$18.15	$18.59

As noted above, Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating growth in equity on a per share basis. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive loss, do not relate to the performance of Universal American’s core business operations.

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions

(Unaudited)

	March 31, 2011	December 31, 2010
Debt to Total Capital Ratio
Outstanding bank debt	$232.0	$232.9
Other long term debt	110.0	110.0
Total outstanding debt	$342.0	$342.9

Total stockholders’ equity	$1,466.0	$1,502.7
Outstanding bank debt	232.0	232.9
Other long term debt	110.0	110.0
Total capital	$1,808.0	$1,845.6

Debt to total capital ratio	18.9%	18.6%

Total stockholders’ equity (excluding AOCI)	$1,468.6	$1,505.2
Total outstanding bank debt	232.0	232.9
Total outstanding trust preferred securities	110.0	110.0
Total capital	$1,810.6	$1,848.1

Debt to total capital ratio (excluding AOCI)	18.9%	18.6%

As noted above, Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating the ratio of debt to total capital. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the performance of Universal American’s core business operations.

Adjusted Net Income / (Loss) ($ in millions, except per share amounts)

	Three Months Ended
	March 31,
	2011	2010

Net income / (loss)	$(32.2)	$1.4
Net realized losses, after-tax	0.2	0.2
Non-recurring tax benefit	(0.5)	(2.3)
Adjusted net income / (loss)	$(32.5)	$(0.7)

Per share (diluted)
Net income / (loss)	$(0.41)	$0.02
Net realized losses, after-tax	—	—
Non-recurring tax benefit	(0.01)	(0.03)
Adjusted net loss	$(0.42)	$(0.01)

Universal American uses adjusted net income / (loss), calculated as net income / (loss) excluding after-tax net realized investment losses and the non-recurring tax benefit, as a basis for evaluating operating results. Although the excluded items may recur, we believe that realized gains and losses in our investment portfolio and the non-recurring tax benefit do not relate to the performance of Universal American’s core business operations and that adjusted net income / (loss) provides a more useful comparison of our business performance from period to period.

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CONTACT:	- OR-	INVESTOR RELATIONS COUNSEL:
Robert A. Waegelein		The Equity Group Inc.
Executive Vice President &		www.theequitygroup.com
Chief Financial Officer (914) 934-8820		Linda Latman (212) 836-9609